As filed with the Securities and Exchange Commission on April 13, 2015

Registration No. 333-8112

Registration No. 333-13332

Registration No. 333-105600

Registration No. 333-109154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1

to

Form S-8

Registration Statement No. 333-8112

Post-Effective Amendment No.1

to

Form S-8

Registration Statement No. 333-13332

Post-Effective Amendment No.1

to

Form S-8

Registration Statement No. 333-105600

Post-Effective Amendment No.1

to

Form S-8

Registration Statement No. 333-109154

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASML Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

De Run 6501

5504 DR Veldhoven

The Netherlands

Tel: 31-40-268-3000

(Address of Principal Executive Offices)

Ordinary Share Option Scheme for Management

Ordinary Share Option Scheme for Employees

Stock Options Plan for ASML Personnel of Foreign Subsidiaries 1999

ASML Stock Option Plan (Version 2000)

ASML Stock Option Plan (Version 2001)

ASML New Hires and Incentive Stock Option Plan (Version 2002)

ASML Stock Option for Performance Appraisal Plan (Version 2002)

ASML Stock Option Plan (Version 2003)

ASML New Hires and Incentive Stock Option Plan for Employees (Version 2003)

ASML New Hires and Incentive Stock Option Plan for Management (Version 2003)

(Full Titles of the Plans)

ASML US, Inc.

2650 W. Geronimo Place

Chandler, AZ 85224

(Name and Address of Agent For Service)

800 227 6462

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James A. McDonald, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf, London E14 5DS

United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

ASML N.V. (the “Company”), is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its ordinary shares, par value EUR 0.09 per share (the “Ordinary Shares”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8, File No. 333-8112, filed with the SEC on December 19, 1997, relating to the registration of Ordinary Shares issuable under the Company’s Ordinary Share Option Scheme for Management, Ordinary Share Option Scheme for Employees.

•	Registration Statement on Form S-8, File No. 333-13332, filed with the SEC on March 30, 2001, relating to the registration of Ordinary Shares issuable under the Company’s Stock Options Plan for ASML Personnel of Foreign Subsidiaries, ASML Stock Option Plan (Version 2000).

•	Registration Statement on Form S-8, File No. 333-105600, filed with the SEC on May 28, 2003, relating to the registration of Ordinary Shares issuable under the Company’s ASML New Hires and Incentive Stock Option Plan (Version 2002), ASML Stock Option for Performance Appraisal Plan (Version 2002), ASML Stock Option Plan (Version 2003).

•	Registration Statement on Form S-8, File No. 333-109154, filed with the SEC on September 26, 2003, relating to the registration of Ordinary Shares issuable under the Company’s ASML New Hires and Incentive Stock Option Plan for Employees (Version 2003), ASML New Hires and Incentive Stock Option Plan for Management (Version 2003).

The Company hereby amends the Registration Statements to remove from registration all of the Company’s Ordinary Shares registered under the Registration Statements that have not yet been issued under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Veldhoven, the Netherlands on this, the 13th of April 2015.

ASML Holding N.V.

By:	/s/ Peter T.F.M. Wennink
Name:	Peter T.F.M. Wennink
Title:	President and Chief Executive Officer and Member of the Board of Management of ASML Holding N.V.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter T.F.M. Wennink and Wolfgang U. Nickl, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Registration Statement on Form S-8 of ASML, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Registration Statement has been signed by the following persons, in the capacities indicated and on the 13th day of April 2015.

Signature	Title

/s/ Peter T.F.M. Wennink	President, Chief Executive Officer and Member of the Board of Management of ASML Holding N.V.
Name: Peter T.F.M. Wennink

/s/ Arthur P.M. van der Poel	Chairman of the Supervisory Board
Name: Arthur P.M. van der Poel

Vice Chairman and Member of the Supervisory Board
Name: Fritz W. Fröhlich

/s/ Carla M.S. Smits-Nusteling	Member of the Supervisory Board
Name: Carla M.S. Smits-Nusteling

/s/ Johannes (Hans) M.C. Stork	Member of the Supervisory Board
Name: Johannes (Hans) M.C. Stork

Member of the Supervisory Board
Name: Douglas A. Grose

/s/ Pauline F.M. van der Meer Mohr	Member of the Supervisory Board
Name: Pauline F.M. van der Meer Mohr

/s/ Wolfgang H. Ziebart	Member of the Supervisory Board
Name: Wolfgang H. Ziebart

/s/ Wolfgang U. Nickl	Executive Vice President, Chief Financial Officer, Principal Accounting Officer and Member of the Board of Management of ASML Holding N.V.
Name: Wolfgang U. Nickl

Authorized Representative in the United States

By:	/s/ David Kim
Name:	David Kim